Exhibit 107

Filing Fee Table

F-1

(Form Type)

Zhengye Biotechnology Holding Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee		Proposed	Proposed
			Calculation		Maximum	Maximum
			or Carry		Offering	Aggregate		Amount of
	Security		Forward	Amount	Price Per	Offering		Registration
	Type	Security Class Title	Rule	Registered	Unit	Price(1)	Fee Rate	Fee(2)
Fees to Be Paid	Equity	Ordinary shares, par value $0.0001 per share(3)	Rule 457(o)		$	$20,000,000	0.00014760	$2,952
	Total Offering Amounts					$		$
	Total Fees Previously Paid							$0
	Total Fee Offset							$0
	Net Fee Due							$2,952

(1)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. Includes ordinary shares that may be purchased by US Tiger Securities, Inc., the underwriter, pursuant to its option to purchase additional ordinary shares to cover over-allotment, if any.

(2)	Calculated pursuant to Rule 457(o) under the Securities Act, based on an estimate of the proposed maximum aggregate offering price.

(3)	In accordance with Rule 416, the Registrant is also registering an indeterminate number of additional ordinary shares that shall be issuable after the date hereof as a result of share splits, share dividends, or similar transactions.